                                                                   EXHIBIT 10.22

                              RETENTION AGREEMENT
                              -------------------

     THIS AGREEMENT is made as of the ___ day of April, 2001 by and among HIGHLANDS INSURANCE GROUP, INC., a Delaware corporation, with offices at 1000 Lenox Drive, Lawrenceville, New Jersey 08648-0426 ("Parent"), HIGHLANDS INSURANCE COMPANY, a Texas chartered property and casualty insurance company and wholly owned subsidiary of Parent, with offices at 1000 Lenox Drive, Lawrenceville, New Jersey 08648- 0426 ("HIC") and __________________, an
individual who resides at ____________________________________________
("Executive").

     WHEREAS, Executive is [title] of HIC and of one or more wholly owned direct or indirect subsidiaries ("subsidiaries") of Parent, and is an integral part of the management team of HIC; and

     WHEREAS, HIC and Parent recognize that they may engage in a strategic or financing transaction or they may be acquired as a result of an unsolicited takeover attempt or in a negotiated transaction. Executive will play a critical role in any such transaction, as it falls principally upon him (her) and the other members of management to continue to manage the business of HIC and Parent and to vigorously and aggressively represent and protect the interests of the shareholders of Parent; and

     WHEREAS, HIC and Parent believe that Executive should not be forced to sacrifice his (her) future financial security in order to fulfill his (her) responsibilities to the shareholders. The Board of Directors of HIC and Parent have carefully considered this problem and have determined that it should be addressed. Specifically, the Board of Directors of HIC and Parent have concluded that incentives should be established for Executive to continue his
(her) employment with HIC and that basic financial protection should be provided to Executive in the form of certain specified benefits payable in the event that he (she) is discharged or resigns following, or for reasons relating to, a Transaction or Potential Transaction (as defined below) of HIC or Parent; and

     WHEREAS, the purpose of this Agreement is to define these incentives and benefits and to specify the conditions under which they are to be paid.

                                  WITNESSETH:
                                  ----------

     NOW, THEREFORE, in consideration of Executive's continuing service to HIC and of the mutual covenants and undertakings hereinafter set forth, and intending to be legally bound, the parties hereby agree as follows:

     1.   Undertaking of HIC and Parent.  HIC and Parent shall provide to
          -----------------------------
Executive, in addition to the benefits set forth in Paragraph 5, the following benefits:

          (a) If Executive is employed by HIC on September 30, 2001, HIC shall pay to Executive on such date a lump sum amount equal to 25% of the amount determined by multiplying ____ times the sum of Executive's base annual salary for the year 2001 plus the average of the annual cash bonuses paid to Executive in the years 1999 and 2000 (the "Base Amount") (the calculation of the Base Amount is contained in Schedule A hereto).

          (b) If Executive is employed by HIC on March 31, 2002, HIC shall pay to Executive on such date a lump sum amount equal to 25% of the Base Amount.

          (c) If Executive is employed by HIC on the date of the closing of a Transaction (as defined in Paragraph 2 hereof) (the "Closing Date"), HIC shall pay to Executive on such date a lump sum amount equal to 25% of the Base Amount.

          (d) If Executive is employed by HIC on the date one-hundred eighty
(180) days after the Closing Date or was discharged (other than for Cause) or resigned for Good Reason (as defined in Paragraphs 3 and 4 hereof respectively) after the Closing Date, HIC shall pay to Executive on earlier of the date one-hundred eighty (180) days after the Closing Date or the date ten (10) days after the date of Executive's discharge or resignation a lump sum amount equal to 25% of the Base Amount.

          (e) In the event the Closing Date occurs before March 31, 2002, the amounts payable pursuant to Paragraphs 1(a) and 1(b) hereof, to the extent not previously paid, shall be paid by HIC on the Closing Date and Executive shall not be required to continue employment after the Closing Date to retain such amounts.

          (f) After the occurrence of a Potential Transaction (as defined in Paragraph 2 hereof), if Executive is discharged (other than for Cause) or resigns for Good Reason (as defined in Paragraphs 3 and 4 hereof respectively), HIC shall pay to Executive within ten (10) days of the date of Executive's discharge the amounts payable pursuant to Paragraphs 1(a), 1(b), 1(c) and 1(d) hereof, to the extent not previously paid.

          (g) It is understood that HIC shall withhold from the amounts payable to Executive under this Paragraph 1 such amounts as may be required under any applicable federal, state or local law.

          (h) For purposes of this Agreement, if Executive is on authorized medical leave, authorized vacation or otherwise absent from HIC for an authorized reason, he (she) shall continue to be considered employed by HIC.

     2.   Transaction; Potential Transaction.
          ----------------------------------

          (a)  A Transaction shall mean the consummation of:

               (i) a public or private sale of equity-linked or equity securities of HIC, Parent or any subsidiary or other similar transaction such that any person, corporation, or other entity or group, including any "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, becomes the beneficial owner of equity securities of HIC, Parent or any subsidiary having 20 percent or more of the total number of votes that may be cast for the election of Directors of the HIC, Parent or any subsidiary as the case may be; and

               (ii) any of the following types of strategic transactions involving HIC, Parent or any subsidiary: an acquisition of all or a substantial portion of the equity securities, assets or businesses of another corporation or other business entity (including pursuant to a reinsurance, indemnity or similar transaction not in the ordinary course of business), a merger, consolidation or other business combination involving HIC, Parent or any subsidiary and one or more third parties, a sale (whether the proposal therefor is solicited or unsolicited) of HIC, Parent or any subsidiary or a substantial portion of any of their assets or businesses (including pursuant to a reinsurance, indemnity or similar transaction not in the ordinary course of business) or in excess of 50% of any of their equity securities to one or more third parties, a financial restructuring, including a recapitalization or reorganization of HIC, Parent or any subsidiary (including through spin-offs, split-offs, repurchases by HIC, Parent or any subsidiary of either of their equity or other securities, an extraordinary dividend or any similar transaction), a liquidation of HIC, Parent or any subsidiary, a joint venture, a strategic alliance or other similar transaction.

          Notwithstanding the foregoing to the contrary, a Transaction shall exclude any transaction involving HIC's or any subsidiary's personal lines business.

          (b) A Potential Transaction shall be deemed to have occurred upon to occurrence of any of the following events:

               (i) Parent, HIC or any subsidiary enters into an agreement the consummation of which would result in the occurrence of a Transaction;

               (ii) any person (including Parent, HIC or any subsidiary) publicly announces an intention to take actions which, if consummated, would constitute a Transaction; or

               (iii) the Board of Directors of Parent, HIC or any subsidiary adopts a resolution to the effect that a Potential Transaction has occurred.

     3.   Discharge for Cause.
          -------------------

          (a) For purposes of this Agreement, HIC shall have Cause to discharge Executive only under the following circumstances:

               (i) Executive shall have committed an act of dishonesty constituting a felony and resulting or intending to result directly or indirectly in gain or personal enrichment at the expense of HIC, Parent or any subsidiary; or

               (ii) Executive shall have deliberately and intentionally refused (for reasons other than incapacity due to accident or physical or mental illness) to perform his (her) duties to HIC for a period of 30 consecutive days following the receipt by him (her) of written notice from HIC setting forth in detail the facts upon which HIC relies in concluding that Executive has deliberately and intentionally refused to perform such duties.

     4.   Resignation for Good Reason.
          ---------------------------

          (a) For purposes of this Agreement, Executive shall have Good Reason to resign under the following circumstances:

               (i) Executive's duties, responsibilities or authority as an employee are materially reduced or diminished from those in effect on the date of a Transaction or Potential Transaction, as the case may be, without Executive's consent; provided that Executive shall not have Good Reason under this Paragraph 4(a)(i) solely by reason of a change of Executive's reporting responsibilities or a change of Executive's title;

               (ii) Executive's duties, responsibilities or authority as an employee are materially reduced or diminished from those in effect on the date hereof without Executive's consent; provided that Executive shall not have Good Reason under this Paragraph 4(a)(ii) solely by reason of a change of Executive's reporting responsibilities or a change of Executive's title;

               (iii) Executive's compensation is reduced or benefits are materially reduced without Executive's consent;

               (iv) Parent, HIC or any subsidiary reduces the potential earnings of Executive under any performance-based bonus or incentive plan of Parent, HIC or any subsidiary as the case may be in effect immediately prior to a Transaction or Potential Transaction, as the case may be;

               (v) HIC, Parent or any subsidiary requires that Executive's employment be based other than at Lawrenceville, New Jersey, or a location within ten (10) miles thereof, without Executive's consent;

               (vi) any purchaser, assign, surviving corporation, or successor of HIC, Parent or any subsidiary or any of their businesses or assets (whether by acquisition, merger, liquidation, consolidation, reorganization, sale or transfer of assets or business, or otherwise) fails or refuses to expressly assume in writing this Agreement and all of the duties and obligations of HIC and Parent hereunder, pursuant to Paragraph 8 hereof;

              (vii) HIC or Parent materially breaches any of the provisions of this Agreement; or

               (viii) Executive is unable for reasons of incapacity due to injury or physical or mental illness to perform his (her) duties to HIC for a period of 30 consecutive days and provides HIC a written certification to that effect from a duly licensed physician who is providing Executive with ongoing treatment for such injury or physical or mental illness.

     5.   Additional Benefits.
          -------------------

          (a) In the event that at any time between the date of a Transaction or Potential Transaction and the date 180 days after such Transaction or Potential Transaction as the case may be, Executive is discharged by HIC or Parent, other than for Cause pursuant to Paragraph 3 hereof, or Executive resigns from HIC or

Parent for Good Reason pursuant to Paragraph 4 hereof, in addition to the benefits provided for in Paragraph 1 hereof, HIC shall provide to Executive the following benefits:

               (i) HIC shall at its expense provide to Executive throughout the Benefit Period (as defined below) life, medical, dental, health, accident and disability insurance and other benefits, including retirement benefits, in form, substance and amount which is in each case substantially equivalent to those provided to him (her) immediately prior to the commencement of the Benefit Period; provided that in the case of benefits under a 401(k) plan or other tax-qualified plan, HIC shall provide such benefits through a supplemental non-qualified plan.

               (ii) The period from the date of Executive's resignation (for Good Cause) or discharge (for reasons other than Cause) through the end of the Benefit Period shall constitute continuous service with Parent, HIC and each subsidiary, as the case may be, for all purposes (including, but not limited to, calculation of the amount and date of commencement of the benefits Executive is entitled to under any retirement plan or arrangement or supplemental plan created by HIC in lieu thereof).

          (b) Immediately upon a Transaction or Potential Transaction, (i) Executive's interest under all of Parent's, HIC's and each subsidiary's long-term incentive plans shall be fully vested, and (ii) any and all options to purchase Parent's stock and restricted stock of Parent owned by Executive shall be fully vested and any restrictions on restricted stock shall lapse.

          (c) Executive shall not be entitled to any benefits under this Paragraph 5 unless Executive was employed by HIC at the time of the Transaction or Potential Transaction.

     6.   Benefit Period.  The Benefit Period shall commence upon the effective
          --------------
date of Executive's discharge (for reasons other than Cause) or resignation (for Good Reason) and shall terminate upon the expiration of a _______ year period.

     7.   Mitigation and Setoff.
          ---------------------

          (a) Executive shall not be required to mitigate the amount of any payment or benefit provided for in Paragraphs 1 or 5 above by seeking employment or otherwise and neither HIC nor Parent shall be entitled to setoff, credit or refund against the amount of any payment or benefit provided for in such Paragraphs 1 or 5 of any amounts earned by Executive in other employment during the Benefit Period.

          (b) HIC and Parent hereby waive any and all rights to setoff in respect to any claim, debt, obligation or other liability of any kind whatsoever against any payment or benefit provided for in Paragraphs 1 or 5 above.

     8.   Successors and Parties in Interest.
          ----------------------------------

          (a) This Agreement shall be binding upon and shall inure to the benefit of HIC, Parent and each of their respective successors and assigns, including, without limitation, any corporation which acquires, directly or indirectly, by purchase, merger, consolidation or otherwise, all or substantially all of the business or assets of HIC or Parent. Without limitation of the foregoing, HIC and Parent shall require any such successor, by agreement in form and substance reasonably satisfactory to Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that it is required to be performed by HIC and Parent, unless such assumption occurs automatically as a matter of law.

          (b) This Agreement is binding upon and shall inure to the benefit of Executive, his (her) heirs and personal representatives.

     9.   Rights Under Other Plans.  This Agreement is not intended to reduce,
          ------------------------
restrict or eliminate any benefit to which Executive may otherwise be entitled at the time of his (her) discharge or resignation under any employee benefit plan of HIC, Parent or any subsidiary then in effect.

     10.  Termination.  This Agreement may not be terminated except by mutual
          -----------
consent of the parties, as evidenced by a written instrument duly executed by HIC, Parent and Executive.

     11.  Notices.  All notices and other communications required to be given
          -------
hereunder shall be in writing and shall be deemed to have been given or made when hand delivered or three days after mailing, when mailed by certified mail, return receipt requested, to HIC, Parent or Executive, as the case may be, at their respective addresses set forth above, or at such other address as such party may hereafter specify by written notice to the other parties.

     12.  Severability.  In the event that any provision of this Agreement shall
          ------------
be held to be invalid or unenforceable by any court of competent jurisdiction, such provision shall be deemed severable from the remainder of the Agreement and such holding shall not invalidate or render unenforceable any other provision of this Agreement.

     13.  Governing Law, Jurisdiction and Venue.  This Agreement shall be
          -------------------------------------
governed by and construed in accordance with the laws of the State of New Jersey. In the event that any party shall institute any suit or other legal proceeding, whether in law or in equity, arising from or relating to this Agreement, the courts of the State of New Jersey shall have exclusive jurisdiction.

     14.  Entire Agreement.  This Agreement constitutes the entire agreement
          ----------------
among the parties concerning the subject matter hereof and supersedes all prior written or oral agreements or understandings between them. Notwithstanding the foregoing, this Agreement does not supersede, modify or amend the terms of any existing employment agreement between Executive and HIC or Parent. No terms or provision of this Agreement may be changed, waived, amended or terminated, except by written instrument duly executed by HIC, Parent and Executive.

     IN WITNESS WHEREOF, this Agreement is executed the day and year first above written.

EXECUTIVE                               HIGHLANDS INSURANCE COMPANY

____________________________            By:_____________________________
                                           Willis T. King, Jr.
                                           Chairman and CEO

                                        HIGHLANDS INSURANCE GROUP, INC.

                                        By:_____________________________
                                           Willis T. King, Jr.
                                           Chairman and CEO